CNX Coal Resources LP Announces Results for the Second Quarter 2016

PITTSBURGH, PA - July 25, 2016 - CNX Coal Resources LP (NYSE: CNXC) today reported financial and operating results for the quarter ended June 30, 2016.

Second Quarter 2016 Results

Highlights of the CNXC second quarter of 2016 results include:

•	Cash distribution of $0.5125 per each common unit

•	Net income of $2.6 million

•	Adjusted EBITDA[1] of $13.3 million

•	Sales volume recovers to the highest level since first quarter of 2015

•	Reaffirming previously announced guidance for 2016

Management Comments

“Earlier this month, we completed our first year as a public company” said Jimmy Brock, Chief Executive Officer of CNX Coal Resources GP LLC (the “General Partner”). “Reflecting on our journey since the initial public offering of CNXC, we have made significant progress on the marketing and operations fronts. At the time of the IPO, we had a significant open position in our 2016 sales book while utility inventories were building and the price for coal was declining. Today we are fully sold out for 2016 and 79% sold for 2017. The shipment schedule is improving and for the first time we have an opportunity to optimize our customer mix. On the operational front, we inherited historical costs and as we entered the weak winter period, customer deferrals forced us to reduce work schedules and eventually idle the Harvey mine. Earlier in the second quarter, we restarted the Harvey mine and are now running all five longwalls on a full five days per week schedule. We have achieved significant cost reductions through productivity improvements, headcount reductions and extracting value from suppliers. This has helped us reposition the mines to successfully compete and gain market share even outside of our core regions while many of our competitors remain in financial distress. While commodity markets still remain challenging, the warm winter weather and falling export prices seem to finally be giving way to a hot summer and rising export prices. Natural gas prices have also recovered from sub-$2 per mmBtu to approximately $3 per mmBtu. All of the above sets us up very well heading into the second half of 2016 and beyond. While our financial metrics, such as coverage and leverage ratios, were negatively impacted by challenging market conditions, we expect that trend to reverse as the above mentioned improvements begin to be realized. In the meantime, we are taking steps to improve our financial metrics including keeping the leverage ratio under 3.0x. While it is our goal to pay all unitholders, to the extent we fall short of our financial goals, we are taking prudent measures using the tools we have available to protect our common unitholders. Accordingly, for the second quarter, we have elected to not pay the subordinated unit distribution”.

"For the second quarter of 2016, the CNXC team delivered another strong operating performance despite four longwall moves, difficult mining conditions at the Enlow Fork mine and difficult longwall recovery conditions during one of the Bailey mine longwall moves. Despite the continued decline in average realized price per ton, our operating performance allowed us to modestly improve earnings compared to the first quarter of 2016."

"On the safety and compliance side, I am very pleased to announce that our Bailey mine was awarded the 2015 Safety Award in the underground bituminous coal mine category by the Joseph A. Holmes Safety Association at the Pennsylvania State Council. Specifically during the quarter, we were able to reduce the severity of the incidents

1"Adjusted EBITDA" is a non-GAAP financial measures, which is reconciled to GAAP net income under the caption "Non-GAAP Financial Measures"

compared to the same period last year. We remain focused on our core values of safety and compliance and continue our efforts to improve further."

Sales & Marketing

The second quarter of 2016 had the strongest coal shipments since the first quarter of 2015, marking a significant improvement in coal sales over first quarter of 2016. While the domestic shipments were challenging for much of the second quarter, our marketing team was successful in improving overall coal shipments by taking more export business. During the quarter, we were successful in selling 1.2 million tons to 51 different end users. While the overall trend of customer deferrals peaked in May 2016, our marketing team continues to work with a few customers who are still facing challenges due to high inventory levels. Earlier this month, we pursued legal action against one of our customers, who we believe is in breach of the contract terms. We believe this will continue to weigh on our average realized price per ton.

We contracted for 0.9 million additional tons for years 2016-18, which allowed us to improve our contract book and positions us well going into the fall contracting season. Specifically for 2016, we are now committed to sell approximately 5.0 million tons or 100% of estimated sales volumes. For 2017 and 2018, the total sold position is 79% and 55% respectively, assuming a 5.2 million ton run rate for sales volume.

According to the most recent estimates published by the EIA in its short term energy outlook, U.S. coal demand declined approximately 19%, while industry-wide coal production declined almost 28% in the first half of 2016 compared to the year-earlier period. With summer weather now upon most of the nation and warmer-than-normal conditions expected to continue through the fall, we anticipate a boost in power demand and thus coal consumption, which will draw down coal stockpiles at utilities. As customers throughout the eastern half of the nation become exceedingly concerned about the financial stability of a growing number of coal suppliers, we continue to grow our market share into non-traditional markets. We have established new customer bases and displaced competing CAPP and ILB coals with our production. These new outlets have strategic advantages in the grid system and have been successfully dispatching even in this challenging environment.

We continue to take advantage of export opportunities driven by the recent improvement in API2 prices, which are up 28% during the second quarter. For the second quarter 2016, we exported 0.4 million tons compared to 0.2 million tons in the same quarter of 2015. We also booked additional business for the remainder of 2016 and 2017. Looking forward, even though the export market has become more attractive, we expect the share of exports to come down in the second half of 2016, while the demand for contracted tonnage picks up as power plants improve their dispatch during summer months and the railroads return from downtime.

Operational Update and Outlook

From an operational standpoint, the second quarter came in ahead of our expectations primarily due to higher shipments. Our operational team delivered those tons despite four longwall moves, difficult mining conditions at the Enlow Fork mine and difficult longwall recovery conditions during one of the Bailey longwall moves. The Harvey mine, which was idled in January 2016, was brought back online during the second quarter to meet customer demands while the Bailey and Enlow Fork mines were undergoing longwall moves. Based on our current outlook for shipment volumes, we expect to run all five longwalls for the rest of 2016. Productivity for the second quarter, as measured by tons per employee-hour, improved by 17% compared to the year-ago period, despite the higher number of longwall moves negatively impacting production. For the third quarter, we expect coal shipments and average realized price per ton to increase slightly, and the cost of coal sold per ton to decrease compared to the second quarter.

Quarterly Distribution

During the second quarter of 2016, CNXC generated distributable cash flow2 of $4.8 million and distribution coverage of 0.40x. While we are seeing positive developments in the coal markets, the Board of Directors of the general partner, has elected not to pay a distribution to holders of subordinated units, which are held in their entirety by CONSOL

2"Distributable Cash Flow" is a non-GAAP financial measure which is reconciled to GAAP net income under the caption "Non-GAAP Financial Measures"

Energy, for the period ended June 30, 2016. The general partner declared a cash distribution to the Partnership's common unitholders for the second quarter of 2016 of $0.5125 per unit and the general partner interest for the second quarter of 2016. The cash distribution will be paid on August 15, 2016 to the common unitholders of record at the close of business on August 8, 2016.

“The board’s decision to not pay subordinated distributions for the second quarter of 2016 is tough, but prudent” said Mr. Brock. “This decision not only underscores the support we have from our sponsor, CONSOL Energy Inc., but also highlights the flexibility our structure provides to preserve the distribution to our common unitholders. For the partnership, this decision strengthens the balance sheet, boosts near term liquidity and improves our resources to bridge to better market conditions."

Second Quarter Summary

For our 20% undivided interest in the Pennsylvania mining complex, we sold 1.2 million tons of coal during the second quarter of 2016 compared to 1.1 million tons in the year ago period as weakness in domestic shipments was offset by higher export sales. Sales price per ton was impacted due to weakness in domestic coal prices, reduced burn at utilities, and lower priced export tons replacing higher priced domestic tons. During the quarter, one of our customers executed a partial contract buyout, which resulted in a $1.3 million increase in other income. However, this also resulted in an adverse impact on our average realized price per ton as those tons were replaced by lower priced export sales.

Our total unit costs for coal sold in the quarter improved to $34.46 per ton, compared to $44.15 per ton in the year-earlier quarter, primarily driven by the cost reduction measures undertaken earlier in 2016.

		Three Months Ended
		June 30, 2016	June 30, 2015
Coal Production	million tons	1.2	1.2
Coal Sales	million tons	1.2	1.1
Average Realized Price	per ton	$40.61	$56.21
Average Cost of Coal Sold	per ton	$34.46	$44.15

Guidance and Outlook

Based on the results to date and our expectations for the remainder of 2016, we are reaffirming our previously announced guidance ranges for 2016 as follows:

•	Coal sales of 4.5-5.1 million tons

•	Adjusted EBITDA of $59-$69 million

•	Maintenance capital expenditures of $18-$20 million

Second Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the second quarter of 2016 financial and operational results, is scheduled for July 25, 2016 at 5:00 PM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.cnxlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-855-656-0928

Participant international dial in        1-412-902-4112

About CNX Coal Resources LP

1"Adjusted EBITDA" is a non-GAAP financial measures, which is reconciled to GAAP net income under the caption "Non-GAAP Financial Measures"

CNX Coal Resources is a growth-oriented master limited partnership formed by CONSOL Energy Inc. (NYSE: CNX) to manage and further develop all of CONSOL’s active thermal coal operations in Pennsylvania. Its assets include a 20% undivided interest in, and operational control over, CONSOL’s Pennsylvania mining complex, which consists of three underground mines and related infrastructure. More information is available on our website www.cnxlp.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 485-3133
miteshthakkar@cnxlp.com

Media:
Brian Aiello, (724) 485-3078
brianaiello@cnxlp.com

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are not Generally Accepted Accounting Principles (“GAAP”) measures. We define adjusted EBITDA as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as Unit Based Compensation.  The GAAP measure most directly comparable to adjusted EBITDA is net income. Management believes that the presentation of adjusted EBITDA in this report provides information useful to investors in assessing our financial condition and results of operations. Adjusted EBITDA should not be considered an alternative to net income or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. We define distributable cash flow as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as Unit Based Compensation, less net cash interest paid and estimated maintenance capital expenditures, to analyze our performance. Distributable cash flow will not reflect changes in working capital balances. Management believes that the presentation of distributable cash flow in this report provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities. Distributable cash flow should not be considered an alternative to net income, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Distributable cash flow excludes some, but not all, items that affect net income or net cash, and our presentation may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis for each period indicated. The table also presents a reconciliation of distributable cash flow to net income and operating cash flows, the most directly comparable GAAP financial measures, on a historical basis for each period indicated.

(Dollars in thousands)	Three Months Ended June 30, 2016
Net Income	$2,607
Plus:
Interest Expense	2,091
Depreciation, Depletion and Amortization	8,339
Stock/Unit Based Compensation	307
Adjusted EBITDA	$13,344
Less:
Cash Interest	1,789
Estimated Maintenance Capital Expenditures	6,752
Distributable Cash Flow	$4,803

Net Cash Provided by Operating Activities	$16,649
Less:
Interest Expense, Net	2,091
Other, Including Working Capital	1,214
Adjusted EBITDA	$13,344
Less:
Cash Interest	1,789
Estimated Maintenance Capital Expenditures	6,752
Distributable Cash Flow	$4,803

Cautionary Statements

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: generation of sufficient distributable cash flow to support the payment of minimum quarterly distributions; changes in coal prices or the costs of mining or transporting coal; uncertainty in estimating economically recoverable coal reserves and replacement of reserves; our ability to develop our existing coal reserves and successfully execute our mining plans; changes in general economic conditions, both domestically and globally; competitive conditions within the coal industry; changes in the consumption patterns of coal-fired power plants and steelmakers and other factors affecting the demand for coal by coal-fired power plants and steelmakers; the availability and price of coal to the consumer compared to the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; our ability to successfully implement our business plan; the price and availability of debt and equity financing; operating hazards and other risks incidental to coal mining; major equipment failures and difficulties in obtaining equipment, parts and raw materials; availability, reliability and costs of transporting coal; adverse or abnormal geologic conditions, which may be unforeseen; natural disasters, weather-related delays, casualty losses and other matters beyond our control; interest rates; labor availability, relations and other workforce factors; defaults by our sponsor under our operating agreement and employee services agreement; changes in availability and cost of capital; changes in our tax status; delays in the receipt of, failure to receive or revocation of necessary governmental permits; defects in title or loss of any leasehold interests with respect to our properties; the effect of existing and future laws and government regulations, including the enforcement and interpretation of environmental laws thereof; the effect of new or expanded greenhouse gas regulations; the effects of litigation; and other factors discussed in our 2015 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

CNX COAL RESOURCES LP
EARNINGS SUMMARY
(Dollars in thousands)
(unaudited)

	For the Three Months Ended,
	June 30,
	2016	2015	Variance
Revenue:
Coal Revenue	$50,112	$63,799	$(13,687)
Freight Revenue	2,237	541	1,696
Other Income	1,424	145	1,279
Total Revenue and Other Income	53,773	64,485	(10,712)
Cost of Coal Sold:
Operating Costs	34,785	41,276	(6,491)
Depreciation, Depletion and Amortization	7,739	8,840	(1,101)
Total Cost of Coal Sold	42,524	50,116	(7,592)
Other Costs:
Other Costs	2,052	(2,020)	4,072
Depreciation, Depletion and Amortization	600	627	(27)
Total Other Costs	2,652	(1,393)	4,045
Freight Expense	2,237	541	1,696
Selling, General and Administrative Expenses	1,662	2,917	(1,255)
Interest Expense	2,091	2,328	(237)
Total Costs	51,166	54,509	(3,343)
Net Income	$2,607	$9,976	$(7,369)
Adjusted EBITDA	$13,344	$20,070	$(6,726)
Distributable Cash Flow	$4,803	$7,796	$(2,993)

Effective first quarter of 2016, CNXC reported selling related expenses as part of selling, general & administrative expenses. For historical reconciliation of this change, please refer to the "Investors" section of our website www.cnxlp.com.

CNX COAL RESOURCES LP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	June 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash	$8,961	$6,531
Trade Receivables	18,148	15,518
Other Receivables	92	377
Inventories	8,893	9,791
Prepaid Expenses	2,682	4,080
Total Current Assets	38,776	36,297
Property, Plant and Equipment:
Property, Plant and Equipment	695,982	692,482
Less—Accumulated Depreciation, Depletion and Amortization	337,022	320,729
Total Property, Plant and Equipment—Net	358,960	371,753
Other Assets:
Other	17,185	14,079
Total Other Assets	17,185	14,079
TOTAL ASSETS	$414,921	$422,129

LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
Accounts Payable	$11,240	$14,023
Accounts Payable—Related Party	981	3,452
Other Accrued Liabilities	32,332	29,978
Total Current Liabilities	44,553	47,453
Long-Term Debt:
Revolver, net of debt issuance and financing fees	194,394	180,946
Capital Lease Obligations	111	100
Total Long-Term Debt	194,505	181,046
Deferred Credits and Other Liabilities:
Pneumoconiosis Benefits	1,866	1,547
Workers’ Compensation	2,420	2,343
Asset Retirement Obligations	7,275	6,799
Other	536	571
Total Deferred Credits and Other Liabilities	12,097	11,260
TOTAL LIABILITIES	251,155	239,759
Partners' Capital:
Common Units (11,611,067 Units Outstanding at June 30, 2016 and December 31, 2015)	145,524	154,309
Subordinated Units (11,611,067 Units Outstanding at June 30, 2016 and December 31, 2015)	(3,212)	6,188
General Partner Interest	12,699	13,081
Accumulated Other Comprehensive Income	8,755	8,792
Total Partners' Capital	163,766	182,370
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$414,921	$422,129

CNX COAL RESOURCES LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Three Months Ended June 30,
	2016	2015
Cash Flows from Operating Activities:
Net Income (Loss)	$2,607	$9,976
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	8,339	9,467
(Gain) Loss on Sale of Assets	(1)	(10)
Unit Based Compensation	307	—
Other Adjustments to Net Income	232	(36)
Changes in Operating Assets:
Accounts and Notes Receivable	1,277	(376)
Inventories	2,008	(1,656)
Prepaid Expenses	961	989
Changes in Other Assets	(1,164)	1,364
Changes in Operating Liabilities:
Accounts Payable	(1,173)	(5,684)
Accounts Payable - Related Party	(299)	—
Other Operating Liabilities	2,351	2,885
Changes in Other Liabilities	1,204	(3,424)
Net Cash Provided by Operating Activities	16,649	13,495
Cash Flows from Investing Activities:
Capital Expenditures	(2,621)	(7,083)
Proceeds from Sales of Assets	1	26
Net Cash Used in Investing Activities	(2,620)	(7,057)
Cash Flows from Financing Activities:
Proceeds from (Payments on) Miscellaneous Borrowings	(19)	4,822
Proceeds from (Payments on) Revolver	(2,000)	—
Net Change in Parent Advancements	—	(11,261)
Unitholder Distributions	(12,144)	—
Net Cash Used In Financing Activities	(14,163)	(6,439)
Net Increase (Decrease) in Cash	(134)	(1)
Cash at Beginning of Period	9,095	4
Cash at End of Period	$8,961	$3